EXHIBIT 12


                               PURCHASE AGREEMENT

                  The undersigned, PAX WORLD HIGH YIELD FUND, INC. (the "Fund"), an open-end, diversified management investment company and a Delaware corporation, and PAX WORLD MANAGEMENT CORP., a Delaware corporation (the "Adviser"), intending to be legally bound, hereby agree as follows:

                  1. In order to provide the Fund with its initial capital, the Fund hereby sells to the Adviser, and the Adviser hereby purchases from the Fund, 10,000 shares of the common stock, par value $1.00 per share, of the Fund (collectively, the "Shares") for a purchase price of $10.00 per share. The Fund hereby acknowledges receipt from the Adviser of funds in the amount of $100,000 in full payment for the Shares.

                  2. The Adviser represents and warrants to the Fund that the Adviser is acquiring such Shares for its own account for investment and with no present intention of distributing or reselling such Shares or any part thereof in any transaction which would constitute a "distribution" within the meaning of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

                  IN WITNESS THEREOF, the parties hereto have executed this agreement as of the _____ day of _______________, 1999.


                                          PAX WORLD HIGH YIELD FUND, INC.

                                          By:
                                             -----------------------------------
                                             Thomas W. Grant
                                             President


                                          PAX WORLD MANAGEMENT CORP.

                                          By:
                                             -----------------------------------
                                             Laurence A.  Shadek
                                             Chairman of the Board



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